EXHIBIT 99.2

News

Cephalon Contact:

Robert W. Grupp

U.S. +1-610-738-6402

rgrupp@cephalon.com

For Immediate Release

Cephalon Australia’s Bids for SIRTeX End

Sydney, Australia, May 28, 2003 – Cephalon, Inc. (Nasdaq: CEPH) today announced that the takeover bids by its wholly owned subsidiary Cephalon Australia for all shares and options in SIRTeX Medical Limited (ASX: SRX) ended. Cephalon Australia had offered SIRTeX shareholders A$4.85 per share and SIRTeX optionholders A$4.85 (minus the relevant exercise price) per option.

Cephalon Australia’s bids were conditional upon obtaining relevant interests in at least 90 percent of SIRTeX shares prior to the expiration of the takeover bids on 27 May 2003; at the time of expiry, approximately 88 percent of SIRTeX shares had been tendered.  As the 90 percent minimum acceptance condition was not satisfied, Cephalon’s offer is void and those shareholders who had accepted the Cephalon Australia offer will not have their shares acquired.

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